Exhibit 99

[DOMINION LOGO]
FOR IMMEDIATE RELEASE
May 5, 2004
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com Hunter Applewhite (804) 819-2043, hunter_applewhite@dom.com
Analysts:	Joe O'Hare (804) 819-2156, joseph_ohare@dom.com

DOMINION AGREES TO SETTLEMENT

  Records $7 million after-tax charge against first quarter 2004 GAAP earnings

RICHMOND, Va., - Dominion (NYSE: D) said today it will record an additional $7 million after-tax charge against its first quarter 2004 earnings prepared in accordance with generally accepted accounting principles (GAAP) related to an agreement to settle a class action lawsuit involving a dispute over Dominion's rights to lease fiber-optic cable along a portion of its electric transmission corridor. The settlement agreement is subject to court approval.

On April 20, Dominion announced net income for the three months ended March 31, 2004, of $444 million ($1.36 per share). The additional after-tax charge of $7 million (2 cents per share) now results in net income of $437 million ($1.34 per share). This charge will be reflected in Dominion's first quarter 2004 financial statements filed with the Securities and Exchange Commission on Form 10-Q.

The charge, reported in the corporate segment, is excluded from operating earnings and does not affect Dominion's previously reported operating earnings of $1.37 per share. A revised detailed description of the items included in 2004 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.4 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5.3 million retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

Schedule 1

Dominion
Preliminary Segment Operating Earnings
1st Quarter 2004 (revised 5/5/04)

(millions, except earnings per share)
	Three months ended March 31
	2004	2003
Operating Revenues & Income	$3,879	$3,579
Earnings:
Dominion Delivery	$166	$159
Dominion Energy	69	173
Dominion Generation	144	111
Dominion Exploration & Production	129	106
Corporate & Other	(60)	(74)
OPERATING EARNINGS	$448	$475
Items excluded from operating earnings *	(11)	33
REPORTED NET INCOME	$437	$508
Common Shares Outstanding (average, diluted)	326.7	309.7
Earnings Per Share (EPS)
Dominion Delivery	$0.51	$0.51
Dominion Energy	0.21	0.56
Dominion Generation	0.44	0.36
Dominion Exploration & Production	0.39	0.34
Corporate & Other	(0.18)	(0.24)
OPERATING EPS	$1.37	$1.53
Items excluded from operating EPS *	(0.03)	0.11
REPORTED EPS	$1.34	$1.64
*Summary of items excluded from operating earnings
After-tax
Dominion Capital related charges	$(26)
Telecom related charges	$(8)	$(63)
Estimated settlement of class action lawsuit	$(7)
Enron settlement	$2
Hurricane Isabel - True-up of previous estimates	$10
CNGI - True-up of previous estimate of impairment	$18
Severance costs		$(17)
Accounting changes		$113
EPS impact
Dominion Capital related charges	$(0.08)
Telecom related charges	$(0.02)	$(0.20)
Estimated settlement of class action lawsuit	$(0.02)
Enron settlement	$0.01
Hurricane Isabel - True-up of previous estimates	$0.03
CNGI - True-up of previous estimate of impairment	$0.05
Severance costs		$(0.06)
Accounting changes		$0.37

Note: See schedule 2 for additional detail related to items excluded from operating earnings

Schedule 2

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2004 Earnings (three months ended March 31, 2004) ) - revised 5/5/04

The net effect of the following items, all shown on an after-tax basis, are included in 2004 reported earnings, but are excluded from operating earnings:

  $26 million of charges (8 cents per share) related to Dominion Capital, including: $23 million (7 cents per share) of asset impairments, and a $3 million (1 cent per share) loss on the sale of certain operating company assets;
  $8 million charge (2 cents per share) representing losses from our discontinued telecom operations;
  $7 million charge (2 cents per share) related to an agreement to settle a class action lawsuit involving a dispute over Dominion's rights to lease fiber-optic cable along a portion of its electric transmission corridor;
  $2 million gain (1 cent per share) related to settlement of certain Enron contracts;
  $10 million gain (3 cents per share) related to the true-up of the Hurricane Isabel restoration cost estimate; and
  $18 million gain (5 cents per share) related to the true-up of estimated impairment of CNG International assets held for sale.
(millions, except per share amounts)	1Q04	2Q04	3Q04	4Q04	FY 2004
Operating earnings	$448				$448
After-tax items:
Dominion Capital related charges	(26)				(26)
Telecom - discontinued operations	(8)				(8)
Estimated settlement of class action lawsuit	(7)				(7)
Enron settlement - True-up of previous estimates	2				2
Hurricane Isabel - True-up of previous estimates	10				10
CNGI - Fair value adjustment of assets held for sale	18				18
Reported net income	$437	$ -	$ -	$ -	$437
Common shares outstanding (average, diluted)	326.7				326.7
Operating earnings per share	$1.37				$1.37
After-tax items:
Dominion Capital related charges	(0.08)				(0.08)
Telecom - discontinued operations	(0.02)				(0.02)
Estimated settlement of class action lawsuit	(0.02)				(0.02)
Enron settlement - True-up of previous estimates	0.01				0.01
Hurricane Isabel - True-up of previous estimates	0.03				0.03
CNGI - Fair value adjustment of assets held for sale	0.05				0.05
Reported earnings per share	$1.34	$ -	$ -	$ -	$1.34

Schedule 3

Dominion
Preliminary 1st Quarter Variance Reconciliation (unaudited)
(revised 5/5/04)
	1Q'04 vs. 1Q'03 Reported Earnings Variance (cents per share)	1Q'04 vs. 1Q'03 Operating Earnings Variance (cents per share)
Reconciling Items
Dominion Total
($1.34 per share 1Q'04 vs. $1.64 per share 1Q'03 reported)	(30)
($1.37 per share 1Q'04 vs. $1.53 per share 1Q'03 operating)		(16)
Dominion Delivery
(51 cents per share 1Q'04 vs. 51 cents per share 1Q'03)
Customer growth	1	1
Weather - electric	(1)	(1)
Weather - gas	(2)	(2)
Other margins	5	5
Share dilution	(3)	(3)
Dominion Delivery Total	0	0
Dominion Energy
(21 cents per share 1Q'04 vs. 56 cents per share 1Q'03)
Energy Clearinghouse	(32)	(32)
Cove Point	1	1
Electric transmission margins	(2)	(2)
Other	(1)	(1)
Share dilution	(1)	(1)
Dominion Energy Total	(35)	(35)
Dominion Generation
(44 cents per share 1Q'04 vs. 36 cents per share 1Q'03)
Customer growth	2	2
Weather	(3)	(3)
Millstone	11	11
Capacity expenses	2	2
Other	(2)	(2)
Share dilution	(2)	(2)
Dominion Generation Total	8	8
Dominion E&P
(39 cents per share 1Q'04 vs. 34 cents per share 1Q'03)
Average realized prices	(1)	(1)
Production	(3)	(3)
VPP	6	6
DD&A Rate	(2)	(2)
O&M expense	9	9
Other	(2)	(2)
Share dilution	(2)	(2)
Dominion E&P Total	5	5
Corporate & Other
(-21 cents per share 1Q'04 vs. -13 cents per share 1Q'03 reported)
(-18 cents per share 1Q'04 vs. -24 cents per share 1Q'03 operating)
Expenses and share dilution	6	6
Specific items excluded from operating earnings *	(14)
Corporate & Other Total	(8)	6

* Refer to schedules 1 and 2 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.